Exhibit 99.1

For Immediate Release	Contacts:	News Media Lisa Marie Bongiovanni 310-252-3524 LisaMarie.Bongiovanni@mattel.com	Securities Analysts Drew Vollero 310-252-2703 Drew.Vollero@mattel.com

MATTEL REPORTS FIRST QUARTER 2012 FINANCIAL RESULTS

AND DECLARES QUARTERLY DIVIDEND

First Quarter Highlights

•	Worldwide net sales down 2%;

•	North American[1] gross sales down 9% and International gross sales up 7%;

•	Worldwide gross sales by core brands: Barbie® down 6%; Hot Wheels® down 5%; Fisher-Price® flat and American Girl® up 4%;

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Gross margin increased 130 basis points of net sales; SG&A increased 230 basis points of net sales (includes 170 basis points or approximately $16 million of HIT Entertainment acquisition and integration costs);

•	Operating income of $28.7 million compared to operating income of $36.8 million in the first quarter of 2011; and

•	Earnings per share of $0.02 (includes the negative impact of $0.04 of HIT Entertainment acquisition and integration costs) vs. prior year earnings per share of $0.05.

Capital Deployment

•	Board declared 2012 second quarter cash dividend of $0.31 per share, reflecting an annualized dividend of $1.24 per share;

•	Acquired HIT Entertainment for $680 million; and

•	The Company repurchased 700,000 shares of its common stock during the first quarter at a cost of approximately $20 million.

EL SEGUNDO, Calif., April 16, 2012 – Mattel, Inc. (NASDAQ: MAT) today reported 2012 first quarter financial results. For the quarter, the Company reported net income of $7.8 million, or $0.02 per share (which includes the negative impact of $0.04 of HIT Entertainment acquisition and integration costs), compared to last year’s first quarter net income of $16.6 million, or $0.05 per share.

“The first quarter played out much as we had anticipated. We gained overall NPD toy category share across the U.S. and in Europe, with Barbie and Hot Wheels gaining share in both regions2 and

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[1]	Consists of the U.S., Canada and American Girl
[2]	NPD U.S. and Euro5 countries (France, Germany, Italy, Spain, and UK) through Feb. 2012

Mattel Reports First Quarter 2012 Results/Page 2 2 2

we continue to experience strong growth internationally and with American Girl,” said Bryan G. Stockton, Mattel Chief Executive Officer. “That said, as is often the case this time of year, we have work to do in certain areas across our portfolio of brands, countries and customers as we prepare to successfully execute the all-important holiday season.”

Financial Overview

For the quarter, net sales were $928.4 million, down 2% compared to $951.9 million last year, including an unfavorable change in currency exchange rates of 1 percentage point. On a regional basis, first quarter gross sales decreased 9% in the North American region, which consists of the U.S., Canada and American Girl, with no impact from changes in currency exchange rates. For the International region, gross sales increased 7%, including unfavorable changes in currency exchange rates of 4 percentage points. Operating income for the quarter was $28.7 million, compared to prior year’s operating income for the quarter of $36.8 million.

The Company’s debt-to-total-capital ratio was 37.0%. During the quarter, the Company’s cash and equivalents declined by approximately $584 million, compared with a decline of approximately $232 million in last year’s first quarter, primarily due to the acquisition of HIT Entertainment, as well as the seasonality of the business.

Cash flows from operating activities were approximately $172 million, an increase of $214 million compared to approximately $42 million of cash flows used for operating activities in 2011. The increase is primarily due to lower working capital usage. Cash flows used for investing activities were approximately $703 million, an increase of $694 million, driven primarily by the acquisition of HIT Entertainment. Cash flows used for financing and other activities were approximately $53 million, a decrease of $128 million, compared to approximately $181 million in 2011, primarily reflecting lower share repurchases and higher proceeds from the exercise of stock options.

Capital Deployment

The Company announced today that its Board of Directors declared a second quarter cash dividend of $0.31 per share on the Company's common stock. The dividend will be payable on June 15, 2012 to stockholders of record on May 23, 2012. The dividend is the second of four quarterly dividends

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Mattel Reports First Quarter 2012 Results/Page 3 3 3

the Company expects to pay this year, reflecting an annualized dividend of $1.24 per share, which represents a 35% increase to last year’s total dividends. During the first quarter of 2012, the Company acquired HIT Entertainment for $680 million, subject to customary adjustments, and repurchased 700,000 shares of its common stock at a cost of approximately $20 million.

Sales by Brand

Mattel Girls and Boys Brands

For the first quarter, worldwide gross sales for Mattel Girls & Boys Brands were $622.2 million, down 4% versus the prior year. Worldwide gross sales for the Barbie® brand were down 6%. Worldwide gross sales for Other Girls Brands were up 22%, driven by Monster High®. Worldwide gross sales for the Wheels category, which includes the Hot Wheels®, Matchbox® and Tyco R/C® brands, were down 6%. Worldwide gross sales for the Entertainment business, which includes Radica® and Games, were down 17%, primarily driven by decreases in the CARS ® property.

Fisher-Price Brands

First quarter worldwide gross sales for Fisher-Price Brands, which includes the Fisher-Price® Core, Fisher-Price® Friends and Power Wheels® brands, were $310.2 million, or flat versus the prior year.

American Girl Brands

First quarter gross sales for American Girl Brands, which offers American Girl® branded products directly to consumers, were $76.0 million, up 4% versus the prior year, primarily driven by strong sales of McKenna™, 2012 Girl of the Year.

Live Webcast

Mattel will webcast its 2012 first quarter financial results conference call at 8:30 a.m. Eastern time today. The conference call will be webcast on the “Investors & Media” section of the Company's corporate Web site: http://corporate.mattel.com/. To listen to the live call, log on to the Web site at least 15 minutes early to register, download and install any necessary audio software. An archive of the webcast will be available on the company’s Web site for 90 days and may be accessed beginning two hours after the completion of the live call. A telephonic replay of the call will be

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Mattel Reports First Quarter 2012 Results/Page 4 4 4

available beginning at 11:30 a.m. Eastern time the morning of the call until Friday, April 20 at midnight Eastern time and may be accessed by dialing + (404) 537-3406. The passcode is 62075882.

Information required by Securities and Exchange Commission Regulation G, regarding non-GAAP financial measures, as well as other financial and statistical information, will be available at the time of the webcast on the “Investors & Media” section of http://corporate.mattel.com/, under the sub-headings “Financial Information” – “Earnings Releases.”

About Mattel:

Mattel, Inc. (NASDAQ: MAT) (www.mattel.com) is the worldwide leader in the design, manufacture and marketing of toys and family products. The Mattel family is comprised of such best-selling brands as Barbie®, the most popular fashion doll ever introduced, Hot Wheels®, Matchbox®, American Girl®, Radica® and Tyco® R/C, as well as Fisher-Price® brands, including Thomas & Friends®, Little People®, Power Wheels® and a wide array of entertainment-inspired toy lines. In 2012, Mattel was named as one of FORTUNE Magazine’s “100 Best Companies to Work For” for the fifth year in a row. Mattel also is ranked among Corporate Responsibility Magazine’s “100 Best Corporate Citizens.” With worldwide headquarters in El Segundo, Calif., Mattel employs approximately 28,000 people in 43 countries and territories and sells products in more than 150 nations. At Mattel, we are “Creating the Future of Play.” Follow Mattel on Facebook: http://www.facebook.com/mattel.

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Note: This press release contains forward-looking statements relating to the Company's expected financial performance and expected quarterly cash dividend payments in 2012. These forward-looking statements are based on currently available operating, financial, economic and other information and are subject to a number of significant risks and uncertainties. A variety of factors, many of which are beyond our control, could cause actual future results to differ materially from those projected in the forward-looking statements. Some of these factors are described in the Company's periodic filings with the Securities and Exchange Commission, including the “Risk Factors” section of Mattel's Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and Mattel's Quarterly Reports on Form 10-Q for fiscal year 2012, as well as in Mattel's other public statements. Mattel does not update forward-looking statements and expressly disclaims any obligation to do so.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT I

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	For the Three Months Ended March 31,
(In millions, except per share and percentage information)	2012		2011		Yr / Yr % Change
	$ Amt	% Net Sales	$ Amt	% Net Sales
Net Sales	$928.4		$951.9		-2%
Cost of sales	455.0	49.0%	478.8	50.3%	-5%

Gross Profit	473.4	51.0%	473.1	49.7%	0%
Advertising and promotion expenses	97.9	10.5%	101.8	10.7%	-4%
Other selling and administrative expenses	346.8	37.4%	334.5	35.1%	4%

Operating Income	28.7	3.1%	36.8	3.9%	-22%
Interest expense	21.1	2.3%	18.8	2.0%	12%
Interest (income)	(1.7)	-0.2%	(3.2)	-0.3%	-45%
Other non-operating (income), net	(0.9)		(0.1)

Income Before Income Taxes	10.2	1.1%	21.3	2.2%	-52%
Provision for income taxes	2.4		4.7

Net Income	$7.8	0.8%	$16.6	1.7%	-53%

EPS - Basic	$0.02		$0.05

Average Number of Common Shares	339.1		349.1

EPS - Diluted	$0.02		$0.05

Average Number of Common and Potential Common Shares	343.7		352.7

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT II

WORLDWIDE GROSS SALES INFORMATION (Unaudited)
	Three Months Ended March 31,
(In millions, except percentage information)	2012			2011
Worldwide Gross Sales:
Mattel Girls & Boys Brands	$622.2		$650.8
% Change		-4%		15%
Pos./(Neg.) Impact of Currency (in % pts)		-1		1
Fisher-Price Brands	310.2		309.9
% Change		0%		-2%
Pos./(Neg.) Impact of Currency (in % pts)		-2		1
American Girl Brands	76.0		73.0
% Change		4%		4%
Other	8.8		7.4

Gross Sales	$1,017.2		$1,041.1

% Change		-2%		8%
Pos./(Neg.) Impact of Currency (in % pts)		-1		0

Reconciliation of Non-GAAP to GAAP Financial Measure:
Gross Sales	$1,017.2		$1,041.1
Sales Adjustments	(88.8)		(89.2)

Net Sales	$928.4		$951.9

% Change		-2%		8%
Pos./(Neg.) Impact of Currency (in % pts)		-1		1

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT III

CONDENSED CONSOLIDATED BALANCE SHEETS

	At March 31,		At December 31,
	2012	2011	2011
(In millions)	(Unaudited)
Assets
Cash and equivalents	$784.6	$1,049.4	$1,369.1
Accounts receivable, net	743.6	758.6	1,246.7
Inventories	603.7	607.2	487.0
Prepaid expenses and other current assets	372.1	336.5	340.9

Total current assets	2,504.0	2,751.7	3,443.7
Property, plant and equipment, net	535.7	494.1	523.9
Other noncurrent assets	2,500.7	1,736.3	1,704.0

Total Assets	$5,540.4	$4,982.1	$5,671.6

Liabilities and Stockholders’ Equity
Short-term borrowings	$—	$—	$8.0
Current portion of long-term debt	400.0	250.0	50.0
Accounts payable and accrued liabilities	722.4	771.6	953.8
Income taxes payable	10.8	18.6	27.1

Total current liabilities	1,133.2	1,040.2	1,038.9
Long-term debt	1,150.0	950.0	1,500.0
Other noncurrent liabilities	616.1	474.5	522.1
Stockholders’ equity	2,641.1	2,517.4	2,610.6

Total Liabilities and Stockholders’ Equity	$5,540.4	$4,982.1	$5,671.6

SUPPLEMENTAL BALANCE SHEET AND CASH FLOW DATA (Unaudited)

	At March 31,
(In millions, except days and percentage information)	2012	2011
Key Balance Sheet Data:
Accounts Receivable, Net Days of Sales Outstanding (DSO)	72	72
Total Debt Outstanding	$1,550.0	$1,200.0
Total Debt-to-Total-Capital Ratio	37.0%	32.3%

	Three Months Ended March 31,
(In millions)	2012 (a)	2011
Condensed Cash Flow Data:
Cash Flows From (Used For) Operating Activities	$172	$(42)
Cash Flows (Used For) Investing Activities	(703)	(9)
Cash Flows (Used For) Financing Activities and Other	(53)	(181)

Decrease in Cash and Equivalents	$(584)	$(232)

(a)	Amounts shown are preliminary estimates. Actual amounts will be reported in Mattel’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012.